THE GABELLI GLOBAL OPPORTUNITY FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 And all requirements of the Affiliated Underwriting Procedures Of the Fund.
A folder documenting such compliance for each Transaction is available for inspection by Board Members.

Trade
Date     Issue
12/9/98  Infinity Broadcsting Corp.
Shares     Price     Amount
7,000     $20.50   $143,500

                                 % of Issue
Spread    Spread    Fund's        for all
Amount       %    % of issue    Gabelli Funds
 0.82      4.0%     0.005%         0.22%
     Broker
Merrill Lynch & Co.

Issues Within
 90 Days          Reason
   3              (1),(2)


The purchases listed above meet the following requirements
of 10f-3...Part of an issue registered under the Securities
Act of 1933....Purchased at not more than the offering price.
 ...Offered pursuant to a firm commitment underwriting. ...The issuer has been in continuous operation for at least
3 years.
All other requirements are presented in the table above.

Reason Key:
(1) Does not exceed 125% of the mean offering spread of 3
    Comparable issues underwritten in the last 90 days.
(2) Does not exceed 110% of the underwriting spread of 3
    Comparable issues underwritten in the last 90 days.

Note: If 3 comparable issues are not available within 90 days,A one year window is used.




















Underwriters of Infinity Broadcasting Corporation

U.S. Underwriters                            Number of Shares
Merrill Lynch, Pierce, Fenner & Smith
   Incorporated                              28,560,027
BT Alex. Brown Incorporated                  14,280,000
Goldman, Sachs & Co.                         14,280,000
Allen & Company Incorporated                  3,570,000
Credit Suisse First Boston Corporation        3,570,000
Donaldson, Lufkin & Jenrette Securities
   Corporation                                7,140,000
Lehman Brothers Inc.                          7,140,000
Morgan Stanley & Co. Incorporated             7,140,000
NationsBanc Montgomery Securities LLC         3,570,000
Salomon Smith Barney Inc.                     7,140,000
Bear, Stearns & Co. Inc.                      2,082,500
Deutsche Bank Securities Inc.                 2,082,500
ING Baring Furman Selz LLC                    2,082,500
Lazard Freres & Co. LLC                       2,082,500
PaineWebber Incorporated                      2,082,500
Sanford C. Bernstein & Co., Inc.              2,082,500
Schroder & Co. Inc.                           2,082,500
SG Cowen Securities Corporation               2,082,500
ABN AMRO Incorporated                           595,000
BancBoston Robertson Stephens Inc.              595,000
Chase Securities Inc.                           595,000
J.P. Morgan Securities Inc.                     595,000
Wasserstein Perella Securities, Inc.            595,000
A.G. Edwards & Sons, Inc.                       171,469
Barrington Research Associates, Inc.            171,469
Blaylock & Partners, L.P.                       171,469
J.C. Bradford & Co.                             171,469
Doley Securities, Inc.                          171,469
Fahnestock & Co. Inc.                           171,469
Gabelli & Company, Inc.                         171,469
Gerard Klauer Mattison & Co., Inc.              171,469
Guzman & Company                                171,469
Legg Mason Wood Walker, Incorporated            171,469
May Davis Group                                  60,000
Morgan Keegan & Company, Inc.                   171,469
Pryor, McClendon, Counts & Co., Inc.            171,469
Raymond James & Associates                      171,469
Sanders Morris Mundy Inc.                       171,469
Sands Brothers & Co., Ltd.                      171,469
Utendahl Capital Partners, L.P.                 171,469
Wheat First Securities, Inc.                    171,469
         Total                              119,000,000